UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of Report (Date of earliest event reported): March 28, 2005
Waste Services, Inc. (Exact name of registrant as specified in its charter)
Delaware	000-25955	01-0780204
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)
1122 International Blvd., Suite 601, Burlington, Ontario, Canada L7L 6Z8 (Address of principal executive offices and zip code)

(905) 319-1237 (Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 3 – Securities and Trading Markets
Item 3.02 - Unregistered Sales of Equity Securities

On October 4, 2004, Waste Services, Inc. announced that it had entered into a standby purchase agreement with Michael G. DeGroote pursuant to which the company could require Mr. DeGroote to purchase shares of common stock of the company for a purchase price of $7.5 million. Mr. DeGroote received a fee of $375,000 upon execution of the standby purchase agreement. On October 4, 2004, the company also announced that it had entered into an amendment to its senior secured credit facilities. This amendment required the company to receive an equity investment of at least $7.5 million prior to March 28, 2005.

On March 4, 2005, the company exercised its put rights under the standby purchase agreement and on March 28, 2005, the company issued 2,640,845 shares of common stock to Mr. DeGroote for a consideration of $2.84 per share. Pursuant to the standby purchase agreement, the price per share was equal to 85% of the average closing bid price of the company’s common stock for the ten trading days ending on the second trading day preceding March 28, 2005. Mr. DeGroote also received warrants to purchase 264,085 shares of the company’s common stock at an exercise price of $2.84 per share. These warrants remain exercisable until March 28, 2010. An additional fee of $375,000 was paid to Mr. DeGroote on March 28, 2005.

The issuance of this stock and warrants was exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Act and the rules and regulations promulgated thereunder on the basis that it did not involve a public offering.

Section 9 – Financial Statements and Exhibits
Item 9.01 – Financial Statements and Exhibits
(c)	Exhibits
10.1	Standby Purchase Agreement dated as of September 30, 2004 between the Company and Michael G. DeGroote. (Incorporated by reference to Exhibit 10.2 to Form 8-K (No. 000-25955) filed October 5, 2004.)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

WASTE SERVICES, INC.

By: /s/ Ivan R. Cairns Ivan R. Cairns Executive Vice President, General Counsel & Secretary

Date: March 30, 2005